                                                                     EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT

                                    between

                        U. S. CASTINGS, LLC ("Buyer"),

                       USCRE PROPERTIES, LLC ("USCRE"),

                 ADVANCED ALUMINUM, LLC ("Advanced Aluminum"),

                       AEROMET AMERICA, INC. ("Seller"),

                                      and

                PACIFIC AEROSPACE & ELECTRONICS, INC. ("PA&E")



                         Effective Date:  June 1, 2001
                         Closing Date:  June 14, 2001

                               TABLE OF CONTENTS


                                                                                                                  Page

Section 1 - Purchase and Sale of Assets......................................................................      1
    1.1      Purchase and Sale of Operating Assets...........................................................      1
    1.2      Purchase and Sale of Real Property Assets.......................................................      2
    1.3      Excluded Assets.................................................................................      2
    1.4      Conveyance of Assets............................................................................      2
    1.5      Further Assurances..............................................................................      3

Section 2 - Assignment and Assumption of Liabilities.........................................................      3
    2.1      Assignment and Assumption.......................................................................      3
    2.2      Excluded Liabilities............................................................................      3

Section 3 - Purchase Price...................................................................................      3
    3.1      Purchase Price..................................................................................      3
    3.2      Purchase Price Adjustments......................................................................      4
    3.3      Escrow Account..................................................................................      5
    3.4      Allocation of Purchase Price....................................................................      5

Section 4 - Closing; Effective Date..........................................................................      5
    4.1      Closing.........................................................................................      5
    4.2      Effective Date..................................................................................      6

Section 5 - Representations and Warranties of Seller and PA&E................................................      6
    5.1      Corporate Existence.............................................................................      6
    5.2      Authority.......................................................................................      6
    5.3      Consents........................................................................................      6
    5.4      No Violations...................................................................................      6
    5.5      Financial Statements............................................................................      6
    5.6      Taxes...........................................................................................      7
    5.7      Absence of Indebtedness and Other Obligations...................................................      7
    5.8      Assets..........................................................................................      8
             5.8.1    Real Property..........................................................................      8
             5.8.2    Personal Property......................................................................      9
             5.8.3    Inventory..............................................................................      9
             5.8.4    Contracts..............................................................................      9
             5.8.5    Intellectual Property Rights...........................................................      9
             5.8.6    Accounts Receivable....................................................................      10
             5.8.7    Customer and Supplier Lists............................................................      10
    5.9      Compliance......................................................................................      10
    5.10     Certain Interests...............................................................................      10
    5.11     Employment Matters..............................................................................      10
    5.12     Labor Matters...................................................................................      11
    5.13     Environmental Matters...........................................................................      11
    5.14     Insurance.......................................................................................      13
    5.15     Litigation......................................................................................      13
    5.16     Letters of Credit and Powers of Attorney........................................................      14
    5.17     Banks...........................................................................................      14
    5.18     Brokers.........................................................................................      14
    5.19     Undisclosed Liabilities.........................................................................      14
    5.20     Absence of Certain Changes or Events............................................................      14

                               TABLE OF CONTENTS

                                                                                                                 Page
   5.21      Operation of the Business......................................................................       15

Section 6 - Representations and Warranties of Buyer, USCRE and Advanced Aluminum............................       15
   6.1       Authorization..................................................................................       15
   6.2       Capitalization of Buyer and USCRE..............................................................       15
   6.3       Consents.......................................................................................       16
   6.4       No Violations..................................................................................       16
   6.5       Brokers........................................................................................       16

Section 7 - Pre-Closing Covenants...........................................................................       16
   7.1       Conduct of the Parties.........................................................................       16
   7.2       Access to Properties, Books and Records........................................................       17
   7.3       Operation of the Business......................................................................       17
   7.4       KeyCorp Leasing................................................................................       18

Section 8 - Further Agreements..............................................................................       18
   8.1       News Releases..................................................................................       18
   8.2       Confidentiality................................................................................       18
   8.3       Covenant Not to Compete........................................................................       18

Section 9 - Closing Conditions..............................................................................       19
   9.1       Closing Conditions of Buyer and USCRE..........................................................       19
   9.2       Closing Conditions of Seller and PA&E..........................................................       22

Section 10 - Closing Costs..................................................................................       23
   10.1      Closing Costs and Prorations...................................................................       23
   10.2      Other Costs, Expenses and Professional Fees....................................................       24

Section 11 - Termination....................................................................................       24
   11.1      Right to Terminate.............................................................................       24
   11.2      Effect of Termination..........................................................................       24

Section 12 - Survival; Indemnification......................................................................       24
   12.1      Survival.......................................................................................       24
   12.2      Indemnification by Seller and PA&E.............................................................       25
   12.3      Indemnification by Buyer, USCRE and Advanced Aluminum..........................................       27
   12.4      Indemnification Period.........................................................................       27
   12.5      Threshold Amount...............................................................................       27
   12.6      Indemnification Procedures.....................................................................       28

Section 13 - Other Provisions...............................................................................       29
   13.1      Assignment; Benefit............................................................................       29
   13.2      Amendment; Waiver..............................................................................       29
   13.3      Severability...................................................................................       29
   13.4      Governing Law; Arbitration; Waiver of Jury Trial...............................................       29
   13.5      Legal Counsel..................................................................................       29
   13.6      Notices........................................................................................       30
   13.7      Attorneys' Fees................................................................................       30
   13.8      Entire Agreement...............................................................................       30
   13.9      Counterparts...................................................................................       30

Schedules
--------------------------------------------------------------------------------
 1.1.2    Personal Property
--------------------------------------------------------------------------------
 1.1.3    Contracts
--------------------------------------------------------------------------------
 1.2      Real Property
--------------------------------------------------------------------------------
 1.3      Excluded Assets
--------------------------------------------------------------------------------
 1.4      Permitted Liens
--------------------------------------------------------------------------------
 2.1      Liabilities
--------------------------------------------------------------------------------
 3.4      Allocation of Purchase Price
--------------------------------------------------------------------------------
 5.3      Consents (Seller)
--------------------------------------------------------------------------------
 5.5      Financial Statements
--------------------------------------------------------------------------------
 5.6      Taxes
--------------------------------------------------------------------------------
 5.7      Indebtedness
--------------------------------------------------------------------------------
 5.8.1    Real Property
--------------------------------------------------------------------------------
 5.8.2    Personal Property
--------------------------------------------------------------------------------
 5.8.3    Inventory
--------------------------------------------------------------------------------
 5.8.4    Contracts
--------------------------------------------------------------------------------
 5.8.5    Intellectual Property
--------------------------------------------------------------------------------
 5.8.6    Accounts Receivable
--------------------------------------------------------------------------------
 5.8.7    Customers and Suppliers
--------------------------------------------------------------------------------
 5.9      Compliance
--------------------------------------------------------------------------------
 5.10     Certain Interests
--------------------------------------------------------------------------------
 5.11     Employment Matters
--------------------------------------------------------------------------------
 5.12     Labor Matters
--------------------------------------------------------------------------------
 5.13     Environmental Matters
--------------------------------------------------------------------------------
 5.15     Litigation
--------------------------------------------------------------------------------
 5.16     Powers of Attorney
--------------------------------------------------------------------------------
 5.17     Bank Accounts
--------------------------------------------------------------------------------
 5.20     Absence of Changes
--------------------------------------------------------------------------------
 6.3      Consents (Buyer)
--------------------------------------------------------------------------------
 7.3.3    Material Contracts
--------------------------------------------------------------------------------

 Exhibits

 A          Bill of Sale
 B          Deed
 C          Assumption Agreement
 D          Note
 E          Buyer's LLC Operating Agreement
 F          USCRE's LLC Operating Agreement
 G          Escrow Agreement
 H          Transition Services Agreement
 I          Guarantee

                            ASSET PURCHASE AGREEMENT
                            ------------------------

     THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into on June 14, 2001, by and between AEROMET AMERICA, INC., a Washington corporation ("Seller"); PACIFIC AEROSPACE & ELECTRONICS, INC., a Washington corporation ("PA&E"); U.S. CASTINGS, LLC, a Delaware limited liability company ("Buyer"); USCRE PROPERTIES, LLC, a Delaware limited liability company ("USCRE"); and ADVANCED ALUMINUM, LLC, a Delaware limited liability company ("Advanced Aluminum").

                                    RECITALS


     A. Seller is a wholly-owned subsidiary of PA&E and is engaged in the aluminum foundry business. Buyer and USCRE are each wholly-owned subsidiaries of Advanced Aluminum.

     B. Seller desires to sell, and Buyer desires to purchase, substantially all of Seller's operating assets, on the terms and conditions set forth in this Agreement. Seller also desires to sell, and USCRE desires to purchase, certain real property owned by Seller and located in Entiat, Washington.

                                   AGREEMENT

     In consideration of the covenants in this Agreement, and intending to be legally bound the parties agree as follows:

                                   Section 1

                          Purchase and Sale of Assets
                          ---------------------------

     1.1 Purchase and Sale of Operating Assets. On the Closing Date (as defined in Section 4.1 below), Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase from Seller, all of Seller's operating assets, personal property and rights (except the Excluded Assets, as defined in Section 1.3 below, and except the Real Property, as defined in Section 1.2 below), whether tangible or intangible, and wherever located (the "Assets"), which Assets include, without limitation, all Seller's right, title and interest in the following:

          1.1.1  cash and cash equivalents;

          1.1.2 tangible personal property (the "Personal Property"), including but not limited to manufacturing and office equipment, vehicles, inventory (whether raw materials, work in process, or finished goods (together, the "Inventory")), furniture, fixtures, tools, drawings, designs and blueprints, forms, patterns, materials and supplies, and spare and replacement parts, including without limitation the items listed on Schedule 1.1.2;

          1.1.3 the contracts, agreements, commitments, leases, licenses, purchase orders, sales orders, and documents described on Schedule 1.1.3 (the "Contracts");

          1.1.4 governmental licenses, permits, approvals, authorizations, consents, franchises, tariffs, orders and other registrations required for the conduct of the Seller's business, to the extent that they are assignable (the "Licenses");

          1.1.5 patents, copyrights, trademarks, service marks and trade names (other than any trade name that includes either the name "Pacific Aerospace & Electronics" or the name "Aeromet"), and all derivatives thereof; all registrations therefor; all applications pending or allowed therefor; and all other proprietary rights and intangible property, such as trade secrets, technology, software, operating systems, customer and supplier lists, know-how, formulae, slogans, processes and operating rights (the "Intellectual Property");

          1.1.6 accounts receivable that are reflected in the Baseline Balance Sheet (as defined in Section 3.2.1), or that have arisen since the date of the Baseline Balance Sheet, (collectively, the "Accounts Receivable");

          1.1.7 prepaid and deferred items ("Prepaids"), including but not limited to prepaid rentals, insurance, taxes and unbilled charges and deposits, to the extent they are assignable and relate to the Assets or the Real Property;

          1.1.8 operating data and records, including but not limited to financial and accounting records, correspondence, budgets, and engineering and manufacturing records (the "Records");

          1.1.9  goodwill; and

          1.1.10 certain telephone numbers to be agreed upon by Buyer and Seller prior to Closing.

     1.2 Purchase and Sale of Real Property Assets. On the Closing Date, Seller will sell, transfer, convey and deliver to USCRE, and USCRE will purchase from Seller, good, marketable and insurable fee simple title to the real property owned by Seller, as more particularly described on Schedule 1.2 (the "Real Property"), including but not limited to all improvements, easements, and appurtenances to or located on the Real Property, and all contractual and other rights pertaining to the Real Property, such as road and access rights, water rights, condemnation awards, and insurance proceeds.

     1.3 Excluded Assets. The Assets and Real Property shall not include Seller's corporate seal, minute books, charter documents and corporate stock record books, or any assets set forth on Schedule 1.3 (collectively, the "Excluded Assets").

     1.4 Conveyance of Assets. Subject to the terms and conditions of this Agreement, the sale, assignment, transfer and delivery of the Assets shall be effected by Seller's execution and delivery to Buyer at Closing of all vehicle titles and a bill of sale in substantially the form attached as Exhibit A (the "Bill of Sale"), and the sale, conveyance and delivery of the Real

Property will be effected by Seller's execution and delivery to USCRE at Closing of a statutory warranty deed with respect to the Real Property in substantially the form attached as Exhibit B (the "Deed"), together with any other instruments of transfer described herein or reasonably requested by Buyer or USCRE. The instruments of transfer shall be in form and substance sufficient to vest in Buyer all of Seller's right, title and interest in and to the Assets, and to vest in USCRE fee simple title to the Real Property, all free and clear of any liens, claims or encumbrances of any kind, except as set forth on Schedule 1.4 (the "Permitted Liens").

     1.5 Further Assurances. Upon request of Buyer or USCRE, and without further consideration, Seller will take such further actions and will execute such further documents, on and after the Closing Date, as are reasonably necessary to: (a) place Buyer in possession and operating control of the Assets; (b) vest in Buyer good, valid and marketable title to the Assets, free and clear of any liens, claims or encumbrances, except for the Permitted Liens;
(c) place USCRE in possession and operating control of the Real Property; (d) vest in USCRE good, marketable and insurable fee simple title to the Real Property, free and clear of any liens, claims or encumbrances; (e) complete the transactions described this Agreement; and (f) comply with all laws and regulations applicable to such transactions.

                                   Section 2
                    Assignment and Assumption of Liabilities
                    ----------------------------------------

     2.1 Assignment and Assumption. At the Closing and effective as of the Effective Date (as defined in Section 4.2 below), Seller will assign to Buyer, and Buyer will assume, only those liabilities and obligations of Seller described on Schedule 2.1 (the "Liabilities"), pursuant to the terms of an Assignment and Assumption Agreement in substantially the form attached as Exhibit C (the "Assumption Agreement").

     2.2 Excluded Liabilities. Buyer will not assume and will not be liable for any liabilities of Seller other than those described on Schedule 2.1 (the "Excluded Liabilities"). Buyer is not assuming any Plans (as defined in Section 5.7) or liabilities or obligations under any Plans.


                                   Section 3
                                 Purchase Price
                                 --------------

     3.1 Purchase Price. Subject to any adjustment resulting from the application of the provisions of Section 3.2 below, the purchase price for the Assets and the Real Property (the "Purchase Price") will be as follows:

          3.1.1  Cash.  Up to $1,600,000 to be paid to Seller in cash at Closing
                 ----
by wire transfer or other immediately available funds, subject to the escrow account described in Section 3.3;

          3.1.2  Note.  A non-negotiable, subordinated promissory note in the
                 ----
original principal amount of $1,000,000, to be delivered by Buyer to Seller or PA&E (at Seller's option) at Closing, in substantially the form attached as Exhibit D (the "Note"), guaranteed by USCRE.

          3.1.3  Interest in Buyer.  A Class A membership interest in Buyer,
                 -----------------
which the parties value at $900,000.00, to be delivered by Buyer to Seller or PA&E (at Seller's option) at Closing, having the rights, preferences and privileges contained in Buyer's Limited Liability Company Operating Agreement, in substantially the form attached as Exhibit E.

          3.1.4  Interest in USCRE.  A Class A membership interest in USCRE,
                 -----------------
which the parties value at $100,000.00, to be delivered by Buyer to Seller or PA&E (at Seller's option) at Closing, having the rights, preferences and privileges contained in USCRE's Limited Liability Company Operating Agreement, in substantially the form attached as Exhibit F.

          3.1.5  Assumption of Liabilities.  Assumption of certain of Seller's
                 -------------------------
liabilities, as set forth on Schedule 2.1, in accordance with the terms and conditions of the Assumption Agreement.

     3.2 Purchase Price Adjustments. The Purchase Price shall be subject to adjustment as follows:

          3.2.1  Adjustment at Closing.  Prior to the Closing Date, Seller shall
                 ---------------------
provide to Buyer a written statement of Seller's good faith estimate of the amounts of Seller's Accounts Receivable and Inventory as of the Effective Date (the "Estimated Closing Accounts Receivable and Inventory"). Seller shall calculate Estimated Closing Accounts Receivable and Inventory using accounting principles and methods consistent with those used to calculate the Accounts Receivable and Inventory of Seller as of February 28, 2001 (the "Baseline Accounts Receivable and Inventory"), which amounts are set forth on Seller's February 28, 2001 balance sheet, as previously provided to Buyer (the "Baseline Balance Sheet"). If the amount of the Estimated Closing Accounts Receivable and Inventory, as calculated by Seller and confirmed by Buyer's lender's auditors, as of the Effective Date, is less than the amount of the Baseline Accounts Receivable and Inventory, the cash portion of the Purchase Price payable at Closing under Section 3.1.1 (not the escrowed amount) shall be reduced at Closing by such amount.

          3.2.2  Adjustments After Closing.  Within 120 days after the Closing
                 -------------------------
Date, Buyer shall provide to Seller a written statement of the actual net amounts of the Assets acquired as of the Effective Date (the "Closing Accounts Receivable and Inventory"). To the extent that such principles and methods are consistent with and conform to Generally Accepted Accounting Principles ("GAAP"), Buyer shall calculate Closing Accounts Receivable and Inventory using accounting principles and methods consistent with those used by Buyer to calculate the Baseline Accounts Receivable and Inventory, for those two current asset accounts and consistent with GAAP for all other pertinent accounts. If, however, the principles and methods used to determine the amounts of the Closing Accounts Receivable and Inventory accounts are determined not to be consistent with GAAP, GAAP will be substituted and used to determine the correct amounts thereof. Buyer's calculation of the Closing Accounts Receivable and Inventory amounts shall be deemed finally determined and binding if it is provided to Seller no later than 120 days after Closing unless Seller presents to Buyer, within

30 days after its receipt from Buyer of the statement of Closing Accounts Receivable and Inventory, written notice of disagreement with such statement.
If Buyer and Seller are unable to resolve their disagreement within 15 days of Buyer's receipt of Seller's written disagreement with the statement of Closing Accounts Receivable and Inventory, then the matter shall be referred for final determination to a mutually-agreeable, independent accounting firm. The parties agree to use their good faith efforts to agree upon such a firm. If the parties cannot agree on such a firm within 20 days, then the disagreement shall be submitted to arbitration pursuant to Section 13.4 of this Agreement. Unless the parties otherwise agree, the determination of the independent accounting firm shall be made within 30 days after the accounting firm's receipt of the request and shall be binding on both parties. If the amount of the Closing Accounts Receivable and Inventory, as finally determined, is less than the amount of the Estimated Closing Accounts Receivable and Inventory, such amount shall be deducted from the Purchase Price as described below. In addition, to the extent that Buyer demonstrates, in the same manner and subject to the same dispute resolution mechanism, that Seller caused there to be any reduction in any of the other Assets as reflected on the Baseline Balance Sheet, whether by sale, transfer or any other means prior to Closing, other than decreases in book value as a result of depreciation or book value as a result of accounting only adjustments in accordance with GAAP, such amount shall also be deducted from the Purchase Price. Notwithstanding the foregoing, no more than $660,000 of Purchase Price adjustments may be made pursuant to this Section. Any deductions to the Purchase Price shall be made in the following manner: (i) the first $160,000 shall be deducted from the Escrow Account and paid to Buyer (as defined in Section 3.3 below), and (ii) up to $500,000 may be deducted from the principal amount owing under the Note.

     3.3 Escrow Account. At Closing, Buyer shall deliver $160,000 of the cash portion of the Purchase Price payable pursuant to Section 3.1.1 to an escrow agent (the "Escrow Agent") mutually agreeable to Buyer and Seller. The amount so deposited will be held in escrow and disbursed in accordance with an escrow agreement to be delivered at Closing in substantially the form attached as Exhibit G (the "Escrow Agreement").

     3.4  Allocation of Purchase Price.   The parties agree, for purposes of IRS
Form 8594, to allocate the fair market value of the Assets that constitute Class I, II, III, IV, V, VI and VII Assets (as defined in Treasury Regulation Section 1.1060-IT(d), as amended) in accordance with Schedule 3.4, which Buyer will deliver to Seller and PA&E within 120 days after Closing. Buyer and Seller shall prepare and file all Tax Returns (as hereinafter defined) consistent with the allocation on Schedule 3.4. Buyer and Seller agree to attach the Form 8594 in the agreed form to their applicable federal income tax returns.

                                   Section 4

                            Closing; Effective Date
                            -----------------------

     4.1 Closing. Subject to satisfaction of the closing conditions set forth in Section 9, the closing of the transactions contemplated in this Agreement (the "Closing") shall take place at 10:00 a.m. on June 14, 2001 (the "Closing Date"), at the offices of Buyer's lender in New York City, or at such other time and place as the parties may agree upon.

     4.2 Effective Date. The parties agree that the effective date of this Agreement for state and federal tax and financial accounting purposes is the beginning of business on June 1, 2001 (the "Effective Date")

                                   Section 5

               Representations and Warranties of Seller and PA&E
               -------------------------------------------------

     Seller and PA&E represent and warrant to Buyer, USCRE and Advanced Aluminum that the following are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date:

     5.1 Corporate Existence. Seller and PA&E are each corporations, duly organized and validly existing under the laws of the State of Washington.
Seller has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Seller is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or does business, except in those jurisdictions where the failure to be so qualified would not have a material adverse effect on Seller. Seller has no subsidiaries and no partnership, joint venture or other similar relationships with any other person or entity. Seller is wholly owned by PA&E.

     5.2 Authority. Seller and PA&E have each taken all corporate action necessary to authorize the execution and delivery of, and the performance of their obligations under, this Agreement. Seller and PA&E each have full corporate power and authority to enter into, and to carry out their obligations under, this Agreement. Seller and PA&E have duly executed and delivered this Agreement, and this Agreement is a valid and binding obligation of Seller and PA&E, enforceable against Seller and PA&E in accordance with its terms.

     5.3 Consents. Except as set forth on Schedule 5.3, no consent or approval by any third person or public authority is required to authorize, or is required in connection with, the sale of the Assets and Real Property or the execution, delivery or performance of this Agreement by Seller or PA&E.

     5.4  No Violations.   Except for any required consents set forth on
Schedule 5.3, the execution and delivery of this Agreement by Seller and PA&E, and the performance of their obligations hereunder, will not conflict with, result in the breach of, or constitute a default under (a) the Articles of Incorporation or Bylaws of Seller or PA&E; (b) any note, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Seller or PA&E is a party or by which Seller or PA&E is bound; or (c) any statute, order, injunction, judgment, decree, rule or regulation of any court or regulatory authority or governmental body applicable to Seller or PA&E.

     5.5 Financial Statements. Seller has furnished to Buyer complete and accurate copies of (a) its financial statements dated February 28, 2001, including without limitation the Baseline Balance Sheet, and (b) its financial statements for the fiscal year ended May 31, 2000 (collectively, the "Company Financial Statements"). Except as described on Schedule 5.5, the

Company Financial Statements (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified, and (ii) fairly present the financial condition of Seller as of the dates specified and the results of its operations for the periods specified.

     5.6 Taxes. Since December 1, 1995, except as described on Schedule 5.6, Seller has timely paid all federal, state, local or foreign taxes, assessments, duties, fees, imposts, levies and other charges that have become due and payable, including without limitation all income, sales, use, business and occupation, withholding, payroll, employment, excise, franchise, ad valorem or property taxes or assessments, and interest and penalties thereon (collectively, "Taxes"). Seller has timely filed all required returns, statements and reports with respect to such Taxes (the "Tax Returns"), except as described on Schedule
5.6.  Seller has not waived any statute of limitations relating to Taxes.
Seller is not subject to any dispute, audit or proceeding regarding Taxes that might adversely affect the financial condition of Seller. Seller has not received any notice of assessment or proposed assessment from the Internal Revenue Service (the "IRS") or any other taxing authority in connection with any Tax Returns and there are no pending Tax examinations of or Tax claims asserted against the Company or any of its assets or properties. To the knowledge of Seller and PA&E, there is no basis for any additional assessment of any Taxes. There is no examination by the IRS or any other taxing authority affecting Seller presently pending or, to the knowledge of Seller and PA&E, contemplated and Seller has not waived any statute of limitations in respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. All payroll, sales and any other employment Taxes which Seller is required by law to withhold or collect have been withheld or collected and have been paid over to the proper governmental authorities or are properly held by Seller for such payment. Seller has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Seller is not a party to any Tax allocation, Tax sharing, Tax indemnification or similar agreement.

     5.7 Absence of Indebtedness and Other Obligations. Except as set forth in the Company Financial Statements, as of the date thereof, or on Schedule 5.7, Seller has no (a) Indebtedness (as defined below) of a material nature, or (b) other obligations of a material nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as a surety or guarantor) and whether due or to become due, including without limitation any liabilities for Taxes. "Indebtedness" means (i) all indebtedness of Seller for borrowed money or for the deferred purchase price of property or services, including without limitation any indebtedness of Seller to PA&E or any other affiliate of Seller, and (ii) any other indebtedness of Seller which is evidenced by a note, bond, debenture or similar instrument, mortgage, deed of trust and/or security agreement.

     5.8  Assets.

          5.8.1  Real Property.  Except as set forth on Schedule 5.8.1:
                 -------------

          (a) Schedule 1.2 sets forth a true and complete list of the Real Property. At the Closing, the Real Property shall be conveyed to USCRE free and clear of all encumbrances other than (i) the Permitted Liens, and (ii) Liens for Taxes not yet due and payable, subject to proration through the Closing Date.

          (b) Seller is not a party to any lease of real property, either as lessor or lessee, that is in effect as of the date hereof or will be in effect as of the Closing Date.

          (c) To the best of Seller's knowledge: (i) all of the Real Property is structurally sound and in good condition, ordinary wear and tear excepted, and is reasonably sufficient to satisfy the current operational requirements of Seller; (ii) none of the Real Property, nor the ownership, possession, occupancy, maintenance or use thereof, is in violation of, or breach or default under, any Contract or applicable Law, code, regulation, rule or ordinance, and no notice or threat from any governmental authority or other person or entity has been received by any of Seller or served upon any such Real Property claiming any violation of, or breach, default or liability under, any Contract or applicable Law, code, regulation, rule or ordinance, or requiring or calling attention to the need for any material work, repairs, construction, alteration, installations or environmental remediation; (iii) no accident has occurred with respect to any of the Real Property within the last twelve (12) months which has had a material adverse effect on the use or operation of the Real Property. No proceedings are pending or to the best of Seller's knowledge threatened (including but not limited to any proceeding for condemnation by any governmental authority) which would affect the zoning or use of any of the Real Property.

          (d) Seller is the sole occupant of the Real Property. No Person has any right or option to acquire the Real Property or any portion thereof or lease or occupy any space in the Real Property.

          (e) Seller or its agent is not currently contesting the Real Property tax assessments for the Real Property. The Real Property is separately assessed for real property tax assessment purposes and is not combined with any other real property for tax assessment purposes.

          (f) The Real Property is presently zoned for its current uses, and to the best of Seller's knowledge, the improvements thereon comply with the particular zoning classification and zoning requirements. Seller has no knowledge of any fact, action or proceeding, whether actual, pending or threatened, which would affect such zoning or could result in a modification or termination of such zoning.

          (g) To the best of Seller's knowledge, the Real Property and the present uses are in material compliance with all applicable Laws, codes, regulations, rules and ordinances and the requirements of any insurance policy, board of fire underwriters or any board exercising similar functions, and all licenses and permits are in full force and effect and are registered in the name of Seller.

          (h) There are no offsite parking facilities used in connection with the operation of the Real Property.

          (i) There are no property interests (whether fee or leasehold interests), buildings, structures, or other improvements that are owned or held by Seller, and which are necessary or useful for the operation of the Assets which are being acquired pursuant hereto, which are not being conveyed pursuant to the terms of this Agreement.

          5.8.2  Personal Property.  Seller has provided Buyer with lists
                 -----------------
describing in reasonable detail the Personal Property.  Except as set forth on
Schedule 5.8.2, (a) Seller is not a party to any material lease of personal property, either as lessee or lessor, (b) Seller has good and marketable title to all of the Personal Property, free and clear of all liabilities, claims, liens, sales agreements (conditional or otherwise), leases, or other encumbrances of any kind and Seller is the sole owner thereof, and (c) the Personal Property is all of the personal property necessary for the proper conduct of Seller's business as currently conducted is in good operating condition, ordinary wear and tear excepted. None of the Excluded Assets are used in or necessary for the conduct of Seller's ongoing business.

          5.8.3  Inventory.  Except as described on Schedule 5.8.3, the
                 ---------
Inventory constitutes items of a quality usable or saleable in the ordinary course of Seller's business, except for inventory items that have been written down to an amount not in excess of realizable market value or for which adequate reserves or allowances have been provided in the Baseline Balance Sheet.

          5.8.4  Contracts. Except as set forth in Schedule 5.8.4, (a) the
                 ---------
Contracts are valid, binding and enforceable in accordance with their terms; (b) Seller has performed, or is now performing, its obligations, and is not in material default (and would not by the lapse of time or the giving of notice be in material default) under, any Contracts; (c) no party has raised any claim, dispute or controversy or withheld payments from Seller with respect to any Contracts, which claim, dispute, controversy or withholding of payment currently exists and could, if such party were to prevail, have a material adverse effect on Seller's operations; (d) to the knowledge of Seller and PA&E, no other party to a Contract is in material default or has breached any material term or provision of such Contract that has not previously been cured; and (e) Seller has not received notice or warning of alleged nonperformance, delay in delivery or other material noncompliance with respect to any of the Contracts that has not previously been cured, nor any notice that the other parties may totally or partially terminate any of the Contracts.

          5.8.5  Intellectual Property Rights.  Seller owns or has the right to
                 ----------------------------
use the Intellectual Property and to transfer the Intellectual Property to Buyer, free and clear of all liabilities, claims, liens, licenses, or other encumbrances of any kind, except as set forth on Schedule 5.8.5. To the knowledge of Seller and PA&E, the use by Seller of the Intellectual Property has not conflicted with or infringed, and no one has asserted that such use conflicts with or infringes, upon any proprietary rights owned by any third party. To the knowledge of Seller and PA&E, there are no claims, disputes, actions, proceedings, suits or appeals pending with respect to any of the Intellectual Property, and none has been threatened. Seller has not licensed to others or agreed to license any Intellectual Property, and Seller has not entered into any contracts with respect thereto.

          5.8.6  Accounts Receivable.  Seller has furnished to Buyer a complete
                 -------------------
and accurate aging of the Accounts Receivable as of February 28, 2001. Except as set forth on Schedule 5.8.6, the Accounts Receivable have arisen in the ordinary course of Seller's business and represent valid obligations due to Seller, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or general principles of equity which are within the discretion of courts of applicable jurisdiction.

          5.8.7  Customer and Supplier Lists.   Schedule 5.8.7 sets forth (a) a
                 ---------------------------
true and correct list of Seller's ten largest customers in terms of sales, and
(b) a true and correct list of Seller's ten largest suppliers, in terms of purchases, during the nine months ended February 28, 2001. Except as set forth on Schedule 5.8.7, Seller has no reason to believe that any such customer or supplier intends to cancel any existing orders or materially reduce the amount of business it conducts with Seller.

     5.9 Compliance. Except as set forth on Schedule 5.9, Seller (a) has all permits, registrations, authorizations, and other approvals required in order to operate Seller's business, as now conducted, (b) has at all times since December 1, 1995 maintained and operated its business in material compliance with applicable laws, ordinances, codes and regulations, and (c) has not received any notice of (and Seller and PA&E have no knowledge of) any violation that has not been cured of (i) any applicable governmental permit, zoning regulation or ordinance, (ii) Environmental Law (as defined in Section 2.15), Federal Occupational, Safety and Health Act, or comparable state laws, regulations and rulings, or (iii) other law, order, regulation or requirement relating to the operation of Seller's business or its ownership of the Real Property.

     5.10 Certain Interests. Except as set forth on Schedule 5.10, no current director or officer of Seller or PA&E, and no entity owned or controlled by any of them (a) has any material interest in Seller's assets, (b) is indebted to Seller, or (c) has any material financial interest, direct or indirect, in any supplier or customer of, or other outside business which has any material transactions with, Seller. Except as set forth on Schedule 5.10, Seller is not indebted to PA&E or any current officer, director or employee of Seller or PA&E, except for amounts due under normal compensation arrangements or for reimbursement of ordinary business expenses.

     5.11 Employment Matters. Except as set forth on Schedule 5.11, Seller is not a party to or bound by any employment, commission, or consulting agreement, and each of Seller's employees is an "at-will" employee. Seller has provided Buyer with a complete list of the names, positions and current salaries of its employees. Seller has provided Buyer access to complete lists of each plan, program, agreement or arrangement relating to bonuses, deferred compensation, incentive compensation, stock purchases, stock options, severance or termination pay, hospitalization or other medical, dental, life or other insurance, supplemental unemployment benefits, profit-sharing, savings, pensions or retirement (collectively, the "Plans"), sponsored, maintained or contributed to or required to be contributed to by Seller or PA&E for the benefit of any employee or former employee. Each of the Plans has been and is maintained, operated and administered in all material respects in compliance with its terms and any related documents or agreements and in accordance with all applicable laws. Seller has paid all salaries, vacation pay, medical and other employment benefits or severance payments due to be paid. Seller has provided Buyer with copies of all relevant information regarding current (a) vacation, holiday or sick leave policies or arrangements with employees, and (b) compensation arrangements with employees and any consultants. Seller has also provided Buyer a true and complete copy of its employee handbook.

     5.12 Labor Matters. Seller is not a party to or bound by any collective bargaining agreement and, except as described in Schedule 5.12, has not, since December 1, 1995, been subject to any union organizing effort, labor strike, employee slowdown or work stoppage, representation petition brought before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreements.

     5.13 Environmental Matters. Except as set forth on Schedule 5.13 or as otherwise disclosed in information provided to Buyer or in the Environmental Report (as defined in Section 12.2.2):

     (a) Since December 1, 1995, neither Seller nor any employee or agent has caused or permitted any Hazardous Substances to have been stored, used, generated, manufactured, refined, treated, discharged, disposed of, deposited, transported, handled, released, threatened to be released, or otherwise be present on any of the Real Property except as in full compliance with Environmental Laws and no Hazardous Substances currently are stored, used, generated, transported, handled or otherwise present thereon, except as in full compliance with applicable Environmental Laws.

     (b) Seller is operating its business in material compliance with all applicable Environmental Laws. A description of any outstanding notice, citation, inquiry or complaint which Seller has received of any alleged material violation of any Environmental Law or Environmental Permit relating to Seller's business is contained in Schedule 5.13. To the best of Seller's knowledge, there is not any radon, asbestos, or PCBs or any condition with respect to surface soil, subsurface soil, ambient air, surface waters, groundwaters, leachate, run-on or run-off, stream or other sediments, wetlands or similar environmental media on, in, under, above, from or off any of the Real Property, which does or may (i) require investigation and/or remedial or corrective action on or off such Real Property by Seller or any other person, (ii) require additional actions, including but not limited, to the purchase of pollution control abatement equipment, by Seller to fully comply with Environmental Laws, and/or
(iii) result in any claim for personal injury, property or natural resource damages, Remediation costs, or any other related proceeding against Buyer, USCRE or any of its affiliates by any Governmental Authority or other person or entity pursuant to Environmental Laws.

     (c) Seller has not received any written notice that any part of the Real Property or the operations thereon, or any offsite facility, is the subject of any proceeding or judgment, and, to the best of such party's knowledge, no part of the Real Property or the operations thereon is the subject of any proceeding or judgment. Seller has not received any written notice from any governmental authority or other person or entity regarding any material environmental, health or safety concerns or claims that have not been resolved and, to the best of Seller's knowledge, no such claims are anticipated.

     (d) To the best of Seller's knowledge, there is no sinkhole, coastal zone, flood plain, flood hazard area or state or federal wetlands in or on the Real Property which would restrict any use or impair the value of the Real Property.

     (e) Seller has made available to USCRE copies of any and all permit applications, Environmental Permits, agency correspondence, compliance audits, safety records and other studies relating to environmental, health and safety matters in their possession, custody or control. These studies shall include, but not be limited to, any environmental engineering studies, any tests or testing performed on the Real Property, any health studies or compliance audits, and copies of any reports known to Seller issued by any Governmental Authority regarding such Real Property.

     (f) Since December 1, 1995, no information request has been issued to Seller pursuant to Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended 42 U.S.C. (S)9601 et seq. or any other Environmental Laws with regard to the Real Property or any activities conducted thereon, including off-site waste disposal.

     (g)    As used in this Agreement:

            (i) "Hazardous Substances" means substance, waste, contaminant, pollutant or material that has been determined by any Governmental Authority, subdivision, agency, instrumentality, department, commission, board or bureau, in, under or pursuant to any Environmental Law to be capable of posing a risk of injury or damage to health, safety, property or the environment including (a) all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous or toxic pursuant to any Law, and (b) asbestos, polychlorinated biphenyls ("PCBs"), petroleum, petroleum products and urea formaldehyde;

            (ii) "Environmental Laws" means all applicable Laws (including consent decrees and administrative orders) approved or related to environmental matters, or the protection of the environment or the protection of public health and safety from environmental concerns including but not limited to Common Law and Laws governing the use, generation, handling, storage and disposal or cleanup of Hazardous Substances, all as amended;

            (iii) "Laws" means federal, state or local law, statute, ordinance, charter, constitution, code, rule regulation or guidelines or any order, decree or ruling;

           (iv) "Environmental Condition" means the Environmental Condition of the Real Property at the time of Closing and as more specifically described in the Environmental Report;

           (v) "Environmental Permits" means licenses, permits, registrations, governmental approvals, orders, directives, agreements, consents and the like which are required for the Business under or are issued under Environmental Laws;

           (vi) "Governmental Authority" means any federal, state, local, provincial, foreign or other governmental, legislature, regulatory, administrative agency, commission, official, department, board or other governmental subdivision, court, tribunal, or other governmental agency;

           (vii) "Offsite Facility" means any Facility which is not presently, and has not heretofore been owned, leased or occupied by Seller with respect to the Business;

           (viii) "Release" shall have the meaning ascribed to it under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended, 42 U.S.C. (S)9601, and the Washington Model Toxics Control Act, ("MTCA"), Ch. 70.105D RCW; and

           (ix) "Remediation" means any action taken to investigate, cleanup, monitor or otherwise respond to or contain Releases or threatened Releases of Hazardous Substances at, or emanating from, or being released from the Real Property or any other matter that requires Remediation resulting from or in connection with the Recognized Environmental Condition referred to in Section 12.2.2.

     5.14 Insurance. Seller has provided Buyer a complete list of all insurance policies maintained by Seller. All premiums due on such polices have been paid, and no notice of cancellation or termination has been received with respect to any such policies. Such policies (a) are in full force and effect, (b) are sufficient for compliance with all material requirements of law and of material agreements to which Seller is a party, and (c) provide insurance coverage for the assets and operations of Seller comparable to that of companies similarly situated. Seller has not been refused any insurance with respect to its real or personal properties or its operations or had its coverage limited by any insurance carrier. Seller has not made any representation to Buyer regarding the transferability of such insurance policies upon a change of control of Seller.

     5.15 Litigation. Except as described on Schedule 5.15, there is no action, dispute, claim, proceeding, suit, appeal or investigation pending or threatened against Seller that involves the Assets, the Real Property, or the business of Seller or that questions the validity of this Agreement. To the knowledge of Seller and PA&E, there are no facts that could reasonably be expected to cause this Agreement to be prohibited or enjoined.

     5.16  Letters of Credit and Powers of Attorney. Except as set forth on
Schedule 5.16, Seller does not have outstanding letters of credit or powers of attorney that relate to or could in any way affect the value of its assets.

     5.17 Banks. Schedule 5.17 contains a complete and accurate list of all banks in which Seller has an account or safe deposit box, and the names of all persons authorized to draw thereon or have access thereto.

     5.18 Brokers. Neither Seller nor PA&E has entered into or authorized any arrangements with any broker, finder, or investment banker that will result in payment of a fee in connection with this transaction, except Quarterdeck Investment Partners, Inc., whose fees shall be PA&E's sole obligation Seller and PA&E will be responsible for payment and shall indemnify Buyer against any claim for payment of any such fee in connection with this transaction.

     5.19 Undisclosed Liabilities. Seller has no material liability or obligation (whether absolute, accrued, contingent or other, and whether due or to become due) not otherwise disclosed on the attached Schedules, or accrued, reserved against, or otherwise disclosed in the most recent Company Financial Statements, except liabilities incurred in the ordinary course of business within 60 days prior to the Closing Date.

     5.20 Absence of Certain Changes or Events. Except as described on Schedule 5.20, since February 28, 2001, there has not been:

           5.20.1  Adverse Changes. Any materially adverse change in the
                   ---------------
business, results of operations, or financial condition of Seller;

          5.20.2   Dividends. Any direct or indirect declaration, setting aside
                   ---------
or payment of any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of Seller's common stock or any direct or indirect repurchase, redemption or other acquisition by Seller of any shares of its capital stock, or any payment by Seller to or for the account of PA&E, except in the ordinary course of business in accordance with past practices;

          5.20.3   Damage. Any material damage, destruction or casualty loss,
                   ------
whether insured against or not, to any of the assets or properties of Seller;

          5.20.4   Increased Compensation.  Except in the ordinary course of
                   ----------------------
business in accordance with past practices, (i) any increase in the rate or terms of compensation payable or to become payable by Seller to its officers or key employees; (ii) any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or key employees; (iii) any special bonus or remuneration paid; or (iv) any written employment contract executed or amended;

          5.20.5   Expenditures. Any entry into any agreement, commitment or
                   ------------
transaction (including without limitation any borrowing, capital expenditure or capital financing or any amendment, modification or termination of any existing agreement, commitment or transaction) by Seller that is material to the business, results of operations, or financial condition of Seller, except agreements, commitments or transactions in the ordinary course of business or as contemplated in this Agreement;

           5.20.6   Accounting Changes. Any change by Seller in accounting
                    ------------------
methods, principles or practices;

           5.20.7   Sales of Stock. Any issuance or sale of any capital stock of
                    --------------
Seller;

           5.20.8   Options. Any option, warrant  or right granted to purchase
                    -------
any capital stock of Seller;

           5.20.9   Acquisitions or Sales. Any purchase or other acquisition of
                    ---------------------
property, or any sale, lease or other disposition of property having a value more than $20,000, except in the ordinary course of business;

           5.20.10  Liabilities. Any incurrence of any liability which, either
                    -----------
singly or in the aggregate, could materially and adversely affect the business, results of operations, or financial condition of Seller; or

           5.20.11  Encumbrances. Any encumbrance or consent to encumbrance of
                    ------------
any property or assets, except in the ordinary course of business.

     5.21 Operation of the Business. Since April 27, 2001, Seller has operated its Business in the manner prescribed in Section 7.3 below.

                                   Section 6

     Representations and Warranties of Buyer, USCRE and Advanced Aluminum
     --------------------------------------------------------------------

     Buyer, USCRE and Advanced Aluminum represent and warrant to Seller and PA&E that the following are true and correct as of the date of this Agreement and will be true as of the Closing Date:

     6.1 Authorization. Buyer, USCRE and Advanced Aluminum are each limited liability companies, duly organized and validly existing under the laws of Delaware. Buyer, USCRE and Advanced Aluminum have each taken all action necessary to authorize the execution and delivery of, and the performance of their obligations under, this Agreement. Buyer, USCRE and Advanced Aluminum have full power and authority to enter into, and to carry out their obligations under, this Agreement. Buyer, USCRE and Advanced Aluminum have duly executed and delivered this Agreement, and this Agreement is a valid and binding obligation of each of them, enforceable in accordance with its terms.

     6.2 Capitalization of Buyer and USCRE. Accurate and complete copies of the Limited Liability Company Agreements of Buyer and USCRE are attached as Exhibits E and F to this Agreement (the "LLC Agreements"). Advanced Aluminum is the only Class B Member (as defined in the LLC Agreements) of either Buyer or USCRE. Seller or PA&E will be the only Class A Member of either Buyer or USCRE. Exhibit A to each of the LLC

Agreements contains a complete and accurate description of the capitalization of each of Buyer and USCRE as of Closing. Neither Buyer, USCRE, nor Advanced Aluminum has offered or sold, or will offer or sell, any other ownership interests in Buyer or USCRE.

     6.3  Consents. Except for closing of Buyer's financing or as set forth on
Schedule 6.3, no consent or approval by any third person or public authority is required to authorize, or is required in connection with, the purchase of the Assets or the Real Property or the execution, delivery or performance of this Agreement by Buyer, USCRE or Advanced Aluminum.

     6.4 No Violations. Except for any required consents set forth on Schedule 6.3, the execution and delivery of this Agreement by Buyer, USCRE and Advanced Aluminum, and the performance of their obligations hereunder, will not conflict with, result in the breach of, or constitute a default under: (a) the LLC Agreements of Buyer, USCRE or Advanced Aluminum; (b) any material note, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any of them is a party or by which any of them is bound; or (c) any statute, order, injunction, judgment, decree, rule or regulation of any court or regulatory authority or governmental body applicable to any of them.

     6.5 Brokers. Neither Buyer, USCRE, nor Advanced Aluminum has entered into or authorized any arrangements with any broker, finder, or investment banker that will result in payment of a fee in connection with this transaction other than CPC Enterprises, whose fees shall be Buyer's sole obligation. Buyer, USCRE and Advanced Aluminum will be responsible for payment of, and shall indemnify Seller and PA&E against any claim for payment of any such fee in connection with this transaction.

                                   Section 7
                             Pre-Closing Covenants
                             ---------------------

     7.1 Conduct of the Parties. Before the Closing, each of the parties will fully cooperate with the other party and its counsel and accountants in connection with any steps required to be taken as part of the obligations of the parties under this Agreement. Each party will use its best efforts to close the transactions described by this Agreement and will take no action inconsistent with its obligations under this Agreement or that could hinder or delay the Closing, except that nothing in this Section 7 will limit the rights of the parties under Sections 9 or 11. None of the parties will take any actions prior to the Closing that would cause their respective representations and warranties made in this Agreement to become untrue, without the other parties' prior written consent.

     7.2 Access to Properties, Books and Records. To permit Buyer, USCRE and Advanced Aluminum to complete their due diligence investigation, Seller will permit Buyer, USCRE and Advanced Aluminum and their agents to have reasonable access to the premises in which Seller conducts its business, and to all of the relevant books and records of Seller. Seller will furnish to Buyer, USCRE and Advanced Aluminum such financial data, operating data, and other relevant information related to Seller as Buyer, USCRE or Advanced Aluminum shall reasonably request.

     7.3 Operation of the Business. Before the Closing, Seller agrees to operate its business as follows:

           7.3.1  Business Operations.  Seller will operate the business in a
                  -------------------
reasonable and prudent manner, in accordance with past practices.

           7.3.2  Assets. Except as permitted under Section 5.20, Seller will
                  ------
not and will not agree to (a) transfer, encumber, lease, or dispose of any of the Assets or the Real Property, except in the ordinary course of the business;
(b) grant any powers of attorney pertaining in any way to its assets; or (c) acquire any assets which would be material to the business, without Buyer's prior written consent.

           7.3.3  Contracts. Seller will use its best efforts to secure the
                  ---------
transfer to Buyer at Closing of the Contracts listed on Schedule 7.3.3.

           7.3.4  Dividends; Changes in Capital Stock; Borrowings. Seller will
                  -----------------------------------------------
not, and will not agree to, (a) merge or consolidate with, or sell its assets to, any other entity; (b) make any distribution or dividend payments to shareholders; (c) sell, repurchase or redeem shares of its capital stock; (d) engage in any borrowing other than trade debt in the normal course of conducting business; (e) pay any dividends to shareholders; or (f) pay any bonuses or severance payments to any person. PA&E will not, and will not agree to, sell any of the capital stock of Seller.

           7.3.5  Preservation of Business. Seller will (a) preserve its
                  ------------------------
existing business and relationships with its employees, customers, suppliers and others; (b) preserve its assets; and (c) conduct its business in material compliance with all applicable laws and regulations; and (d) maintain the Real Property in substantially the same condition as on the date hereof, ordinary wear and tear excepted, manage such Real Property in accordance with Seller's past practices and not make any material alterations thereto without USCRE's prior written consent.

           7.3.6  Litigation; Material Changes. Seller will advise Buyer in
                  ----------------------------
writing within 5 days of receiving notice of (a) any litigation, governmental investigation, or administrative proceeding, or threat thereof, that challenges or otherwise materially affects Seller's business or the transactions described in this Agreement, or (b) any material adverse change or any event, occurrence or circumstance that is likely to cause a material adverse change in Seller's business.

           7.3.7  Books and Records. Seller will maintain its books and records
                  -----------------
in accordance with past practices, and will not change its accounting methods, policies or practices.

           7.3.8  No Solicitation. So long as this Agreement remains in effect,
                  ---------------
neither Seller nor PA&E shall, directly or indirectly, encourage, solicit, initiate, engage or participate in discussions or negotiations with, or provide any information to, any Person other than Buyer or its affiliates (a "Third Party") in connection with any exchange offer, merger, consolidation, sale of substantially all of the assets, sale of securities, acquisition of beneficial ownership of or the right to vote securities, liquidation, dissolution or similar transactions involving Seller, the Assets or the Real Property (such proposals, announcements or transactions being referred to herein as "Acquisition Proposals"), except to the extent that PA&E's Board of Directors determines, based on advice of legal counsel, that a response to any unsolicited offer would be required to comply with its fiduciary duties. Seller and PA&E shall immediately inform Buyer in writing of any inquiry (including the terms thereof and the identity of the Third Party making such inquiry) which it may receive in respect of an Acquisition Proposal and furnish to Buyer a copy of any such written inquiry.

     7.4   KeyCorp Leasing. The parties will cooperate with each other to obtain
           ---------------
a pay-off figure from KeyCorp Leasing for the equipment currently leased by PA&E on behalf of Buyer from KeyCorp Leasing (the "KeyCorp Equipment").

                                   Section 8
                              Further Agreements
                              ------------------

     8.1 News Releases. Except as otherwise required by law, none of the parties to this Agreement, and no person affiliated with any of them, will issue or approve a news release or other announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior approval of the other party as to the contents of the announcement and its release. Notwithstanding the foregoing, the parties agree that PA&E may issue a press release and, if it deems necessary or appropriate, file a Current Report on Form 8-K, regarding the execution of this Agreement and/or the Closing; provided Buyer has had reasonable opportunity to review and provide Seller with comments on the same.

     8.2 Confidentiality. No information concerning one party that has been furnished to or obtained by another party in connection with this Agreement may be disclosed to any person other than in confidence to employees, legal counsel, appraisers, financial advisers, independent public accountants, or lenders who reasonably need to know such information and who agree to be bound by this Section. Each party agrees not to use any such information for any purpose other than fulfilling its obligations under this Agreement. Each party agrees that, upon request, it will immediately return to the other party all such information in the event this Agreement is terminated before Closing. Notwithstanding the foregoing, this obligation shall not apply to information that (a) is, or becomes, publicly available from a source other than the other party; (b) was known and can be shown to have been known by the other party at the time of its receipt; (c) is received by the other party from a third party without breach of this Agreement; (d) is required by law or court order to be disclosed; or (e) is disclosed in accordance with the written consent of the other party. Notwithstanding the foregoing, Buyer will not be prohibited from disclosing or freely using information regarding Seller after the Closing.

     8.3   Covenant Not to Compete.

           8.3.1 PA&E and Seller each agrees that, for a period of three years after the Closing Date, it will not design, market, manufacture or sell any products which are competitive with those (i) which have been manufactured or sold by Seller within one year prior to the Closing Date or (ii) with respect to which Seller has submitted a bid to a customer or prospective customer prior to the Closing Date. This covenant shall in no event affect PA&E's ability to continue the ongoing business of its other subsidiaries and divisions as presently conducted, including without limitation Aeromet International PLC or PA&E's machining and fabrication operations. Following the Closing Date, Seller and PA&E will discontinue use of the name U.S. Castings and similar names or derivatives thereof.

           8.3.2 For a period of three years after the Closing Date, neither Seller nor PA&E will solicit, divert, take away or interfere with any customers, investors, vendors/suppliers, strategic partners, or identified prospects of the Buyer; provided that the covenant contained in this Section 8.3.2 is not intended to restrict PA&E or Seller from conducting their ongoing business with existing or new customers, and Seller and PA&E may solicit business from, or engage in other activities with, any of the foregoing persons for purposes that do not violate the covenant contained in Section 8.3.1 without being deemed to have violated this Section 8.3.2.

           8.3.3 For a period of one year after the Closing Date, neither Seller nor PA&E will solicit, divert, or induce any person who is an employee, executive or consultant of Buyer or any of Buyer's affiliates, to leave or to work for Seller, PA&E or any affiliate.

           8.3.4 For a period of one year after the Closing Date neither Buyer nor Buyer's affiliates will solicit, divert, or induce any person who is an employee, executive or consultant of Seller or PA&E to leave or to work for Buyer or any of Buyer's affiliates.

                                   Section 9
                              Closing Conditions
                              ------------------

     9.1 Closing Conditions of Buyer and USCRE. The obligations of Buyer and USCRE to close the transactions described in this Agreement are subject to satisfaction, at or before the Closing, of each of the following conditions:

           9.1.1  Consent. All material releases, authorizations, consents, and
                  -------
approvals required to be obtained from any third party shall have been obtained in a form satisfactory to Buyer and USCRE.

           9.1.2  Representations, Warranties and Covenants. The representations
                  -----------------------------------------
and warranties of Seller and PA&E contained in this Agreement shall be true and correct in all material respects as if made at the Closing. Seller and PA&E shall have complied with or performed, in all material respects, all covenants, obligations and agreements to be complied with or performed by them at or before the Closing Date.

           9.1.3  Officer's Certificates. Seller and PA&E shall have executed
                  ----------------------
and delivered to Buyer officer's certificates, certifying: (a) satisfaction of the conditions set forth in Sections 9.1.1 and 9.1.2 as of the Closing Date; (b) copies of the resolutions of their respective Board of Directors authorizing the execution, delivery and performance of this Agreement and all other agreements executed in connection with this Agreement; (c) copies of their respective Articles of Incorporation and Bylaws, as currently in effect; and (d) recent certificates of existence and authorization from the State of Washington and each other state where Seller is qualified to do business, if any.

           9.1.4  Litigation. No litigation, investigation or proceeding shall
                  ----------
have been instituted or threatened by any third party since the date of this Agreement that would materially adversely affect Seller's business or the ability of any party to this Agreement to comply with the provisions of this Agreement.

           9.1.5  Due Diligence. Buyer and USCRE shall have completed their due
                  -------------
diligence investigations with respect to Seller, the Assets and the Real Property, and the results shall have been reasonably satisfactory to them.

           9.1.6  Financing. Buyer and USCRE shall have obtained transaction
                  ---------
financing in an amount reasonably determined by Buyer as sufficient to fund the Purchase Price, working capital and acquisition costs, all on terms reasonably acceptable to Buyer and USCRE.

           9.1.7  Liabilities. Seller shall have obtained and delivered to Buyer
                  -----------
or USCRE, or caused to be filed with the applicable authorities, such UCC-3 termination statements and other applicable releases of security interests in the Assets and the Real Property as Buyer, USCRE, their lender, or their counsel may require.

           9.1.8  Transition Services Agreement. Seller and PA&E shall have
                  -----------------------------
executed and delivered to Buyer an agreement to provide temporary service support, in substantially the form attached as Exhibit H.

           9.1.9  Conveyance Documents. Seller shall have executed and delivered
                  --------------------
to Buyer, subject to no exceptions other than the Permitted Liens: (a) the Bill of Sale; (b) vehicle titles; and (c) such other bills of sale, change of title forms, endorsements, assignments, tax forms and other instruments of conveyance and transfer as Buyer may reasonably request in order to effect the transfer, assignment and conveyance of the Assets, other than the Real Property.

          9.1.10  Real Property Documents. Seller shall have executed and
                  -----------------------
delivered to USCRE the following documents:

                  (a) a warranty deed in form and substance reasonably satisfactory to USCRE, with respect to the Real Property so as to convey to USCRE good, marketable and insurable title to the Real Property free and clear of all liens, claims or encumbrances of any kind (other than Permitted Liens), to be conveyed at Closing, executed by Seller;

               (b) an affidavit from Seller in form and content reasonably satisfactory to the title company to facilitate the deletion of the mechanic's lien exception and the "parties in possession" exception, other "standard" exceptions and the insuring of the "gap";

               (c) an assignment and assumption of service contracts assigning to USCRE all of Seller's right, title and interest in and to the service contracts USCRE determines to assume. USCRE shall assume all obligations of Seller under the designated service contracts as of the Closing Date. The Assignment and Assumption of Service Contracts shall contain a mutual indemnification whereby Seller shall indemnify USCRE, against any action or inaction relating to the Service Contracts occurring or related to matters prior to the Closing Date, and USCRE shall indemnify Seller against any action or inaction relating to the foregoing occurring or related to matters after the Closing Date;

               (d) the originals of all service contracts, permits and warranties, copies of all maintenance records and operating manuals pertaining to the Personal Property or any portion of the Real Property in Seller's possession;

               (e) a FIRPTA Non-Foreign Transferor Certificate in accordance with Section 1445 of the Internal Revenue Code and any applicable law of the State of Washington; and

               (f) all other documents, certificates, instruments or writings reasonably requested by USCRE in connection herewith.

     9.1.11    KeyCorp Equipment.  Buyer shall have received from KeyCorp
               -----------------
Leasing documentation reasonably satisfactory to Buyer to the effect that title to the KeyCorp Equipment will be conveyed to Buyer upon KeyCorp's receipt of payment therefor.

     9.1.12    Escrow Agreement; Subordination Agreement.  Seller and PA&E
               -----------------------------------------
shall have executed and delivered the Escrow Agreement to the Escrow Agent, and a Subordination Agreement, consent to assignment and liquidation assistance letter to Buyer's senior lender.

     9.1.13    Title Insurance.  USCRE shall have obtained an ALTA owner's
               ---------------
title insurance policy issued by Land Title Company or such other national title insurance company reasonably acceptable to USCRE insuring the Real Property in the amount of $2,750,000.00 subject only to the Permitted Liens. Such insurance shall contain a tie-in endorsement, and shall name USCRE or USCRE's designee as the insured owner. Said insurance policy shall have the mechanic's lien, tax lien and gap exceptions removed.

     9.1.14    Control of Assets.  Seller shall have taken all steps
               -----------------
necessary or desirable to place Buyer and USCRE in actual possession and operating control of the Assets and the Real Property, including but not limited to delivering to Buyer all keys, passcards and other access devices to Seller's facility.

          9.1.15  Assignment of Liabilities.  Seller or PA&E, or both, as
                  -------------------------
appropriate, shall have executed and delivered the Assumption Agreement.

          9.1.16  Real Property Survey.  USCRE shall have obtained completed
                  --------------------
"as-built" surveys of the Real Property, prepared in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys. The survey shall show the Real Property free and clear of any easements and encroachments that materially limit its current use, and shall be prepared with reference to the title insurance policy.

          9.1.17  Environmental Assessment.  USCRE shall have obtained a Phase I
                  ------------------------
environmental assessment of the Real Property showing results reasonably satisfactory to USCRE.

          9.1.18  Material Adverse Change.  There shall not have occurred a
                  -----------------------
material deterioration in Seller's performance or financial condition compared to the information disclosed to Buyer in Exhibit C to Buyer's proposal letter dated April 27, 2001.

          9.1.19  Actions Satisfactory to Buyer's Counsel.  All actions,
                  ---------------------------------------
proceedings, instruments and documents required to be carried out by or in connection with this Agreement, and all other relevant legal matters, will be reasonably satisfactory, in all material respects, to counsel for Buyer.

     9.2 Closing Conditions of Seller and PA&E. The obligations of Seller and PA&E to close the transactions described in this Agreement are subject to satisfaction, at or before the Closing, of each of the following conditions:

          9.2.1  Consents.  All material releases, authorizations, consents and
                 --------
approvals required to be obtained from any third party or any regulatory authorities shall have been obtained in a form reasonably satisfactory to Seller and PA&E.

          9.2.2  Representations, Warranties and Covenants. The representations
                 -----------------------------------------
and warranties of Buyer, USCRE and Advanced Aluminum contained in this Agreement shall be true and correct in all material respects as if made at the Closing. Buyer, USCRE and Advanced Aluminum shall have complied with or performed, in all material respects, all covenants, obligations and agreements to be complied with or performed by them at or before the Closing Date.

          9.2.3  Officer's Certificate.  Buyer, USCRE and Advanced Aluminum
                 ---------------------
shall have executed and delivered to Seller and PA&E officer's certificates, certifying: (a) satisfaction of the conditions set forth in Sections 9.2.1 and
9.2.2 as of the Closing Date; (b) copies of the resolutions of their respective Managers authorizing the execution, delivery and performance of this Agreement;
(c) copies of their respective LLC Agreements, as currently in effect; and (d) recent good standing certificates from the State of Delaware.

          9.2.4  Litigation.  No litigation, investigation or proceeding shall
                 ----------
have been instituted or threatened by a third party since the date of this Agreement that would materially adversely affect the ability of any party to this Agreement to comply with the provisions of this Agreement.

          9.2.5   Purchase Price.  Buyer and USCRE shall have delivered the
                  --------------
Purchase Price as required by Section 3.1, including without limitation delivery of the cash portion of the Purchase Price, execution and delivery of the Note, delivery of the Class A interests in Buyer and USCRE, and execution and delivery of the Assumption Agreement.

          9.2.6   KeyCorp Equipment.  Buyer shall have delivered to KeyCorp
                  -----------------
Leasing an amount equal to the payoff figure for the KeyCorp Equipment.

          9.2.7   Guarantee.  USCRE shall have executed and delivered to Seller
                  ---------
or PA&E, as determined by Seller and PA&E, a guarantee of the Note, in substantially the form set forth in Exhibit I.

          9.2.8   Escrow Agreement.  Buyer, USCRE and Advanced Aluminum shall
                  ----------------
have executed and delivered the Escrow Agreement to the Escrow Agent.

          9.2.9   Actions Satisfactory to Seller's Counsel.  All actions,
                  ----------------------------------------
proceedings, instruments and documents required to be carried out by or in connection with this Agreement, and all other relevant legal matters, shall be reasonably satisfactory, in all material respects, to Seller's counsel.

                                   Section 10
                                 Closing Costs
                                 -------------

     10.1 Closing Costs and Prorations.

          10.1.1  Closing Costs of Seller.  Except as otherwise agreed by the
                  -----------------------
parties in writing, Seller will pay (a) any sums due with respect to licenses, fees, and charges related to the Assets and the discharge of any encumbrances affecting the Assets, except Permitted Liens, (b) the prorations described below, (c) the real estate excise tax payable with respect to transfer of the Real Property, (d) one-half of any sales or use taxes payable imposed on the conveyance of the Assets, (e) one-half of the premiums for USCRE's owners policy of title insurance, and (f) any other applicable usual and customary closing costs paid by sellers in the State of Washington.

          10.1.2  Closing Costs of Buyer and USCRE.  Except as otherwise agreed
                  --------------------------------
by the parties in writing, Buyer and USCRE will pay (a) any recording fees in connection with conveyance of the Assets or the Real Property, (b) one-half of any sales or use taxes imposed on the conveyance of the Assets, (c) the prorations described below, (d) one-half of the premiums for USCRE's owner's policy of title insurance and the full cost of any title insurance policy required by USCRE's lender, and (e) any other applicable usual and customary closing costs paid by buyers in the State of Washington.

          10.1.3  Prorations.  Buyer and Seller agree to pay their respective
                  ----------
prorated shares of all real estate and operating expenses of Seller, including but not limited to property taxes, utilities, services, and other applicable items that are customarily prorated with respect to real estate in the State of Washington. All prorations shall be as of the Effective Date.

          10.1.4  Insurance.  Seller is solely responsible for insuring the
                  ---------
Assets against casualty and general liability until the Closing. After the Closing, Buyer is solely responsible for either assuming Seller's existing insurance policies, to the extent they are assumable, or obtaining such other insurance as Buyer may desire. If Buyer elects to assume Seller's existing assumable insurance polices, the current year premium for such policies will be prorated under Section 10.1.3, above.

     10.2 Other Costs, Expenses and Professional Fees. Except as provided otherwise in this Agreement, the parties each agree to bear their own costs and expenses, including without limitation all fees of brokers, advisors, attorneys, accountants, appraisers, environmental consultants, and other service providers that are incurred in connection with the negotiation and preparation of this Agreement, and with any due diligence conducted, and documents required to be executed, in connection with this Agreement and the consummation of the transactions contemplated in this Agreement.

                                  Section 11
                                  Termination
                                  -----------

     11.1 Right to Terminate.  This Agreement may be terminated:

          11.1.1  by written agreement of the parties; or

          11.1.2 by either Seller or Buyer if the Closing has not occurred on or before June 14, 2001, unless the terminating party's failure, or the failure of such party's affiliate, to fulfill or perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; provided, however, that so long as a party is proceeding diligently toward closing, it may propose an extension of up to 30 days, to which the other party shall not unreasonably withhold its consent and agreement.

          11.1.3 by Buyer if there are material changes in Seller's performance or financial condition relative to the information reported in Exhibit C to the Buyer's proposed letter dated April 27, 2001.

     11.2 Effect of Termination. The party choosing to terminate this Agreement under Section 11.1 will give written notice of termination to the other party. The parties will thereafter be released from all liabilities and obligations arising under this Agreement, unless such termination arises from a breach of this Agreement or except as otherwise provided in this Agreement.

                                  Section 12
                           Survival; Indemnification
                           -------------------------

     12.1 Survival. The representations, warranties, covenants and agreements of the parties contained in this Agreement or in any certificate or agreement delivered in accordance with this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party, and the consummation of the transactions contemplated hereby for a period of one year after the Closing.

     12.2   Indemnification by Seller and PA&E.

            12.2.1 Seller and PA&E shall jointly and severally indemnify Buyer, USCRE and Advanced Aluminum, and any of their affiliates, directors, officers, employees and agents (together "Buyer's Affiliates"), and hold each of them harmless from and against all losses, costs, expenses, damages or liabilities, including reasonable attorneys' fees (collectively, "Damages"), incurred by any of them as the result of or directly related to: (a) any material breach or inaccuracy of any representation or warranty of Seller or PA&E made in this Agreement; (b) any material breach of any covenant or agreement of Seller or PA&E contained in this Agreement or the other Transaction Documents; (c) any liability relating to the Excluded Assets or a breach by Seller or PA&E of the Contracts on or before the Closing Date; (d) any liability that may be imposed upon Buyer as a result of the failure to perform its obligations under any bulk sales, bulk transfer, fraudulent conveyance or similar law of any jurisdiction that may be applicable to some or all of the transactions contemplated by this Agreement; (e) any liability imposed upon the Buyer as a result of a determination that Buyer or its Affiliates have successor liability for any Taxes owed by Seller or PA&E, environmental claims attributable to Seller for the period preceding the Closing Date other than those covered by Section 12.2.2 below (regardless of when such claims first arise or are made) or liabilities under ERISA or the Code incurred with respect to Seller's employees which arise out of action or inaction by Seller preceding the Closing Date; and (f) any action, suit or claim arising out of, caused by or based upon any act or omission of Seller, or any of its shareholders, directors, executives, officers, employees, agents or representatives at any time on or before the Closing, or any event which has occurred on or before the Closing. The acts, omissions or events for which Buyer is entitled to indemnification hereunder include, but are not limited to, claims asserted after the Closing (whether such claims are tort claims, warranty claims, contract claims or otherwise) which are based in whole or in part upon (i) alleged defects in products or services which were either sold, delivered or rendered by Seller on or before the Closing, and (ii) alleged defects in products which were in the Inventory of Seller at the time of the Closing and sold or delivered thereafter by Buyer.

            12.2.2 Buyer has obtained a Phase I Environmental Site Assessment Report ("the Environmental Report") prepared by Clayton Group Services on May 21, 2001 regarding the Environmental Condition of the Real Property. The Environmental Report identifies one Recognized Environmental Condition ("REC") related to the prior disposal of wastewaters and sludges discharged at the ground surface at the edge of the south parking lot of the Real Property and into percolation beds that are currently used for stormwater disposal (the "REC Area"). Given the identification of this REC, Seller and Buyer agree that further environmental investigation of the REC Area will be conducted immediately following the Closing Date, as described further herein. In the event that such investigation reveals the presence of REC Impacts, as defined herein, then Remediation shall be implemented, as described further herein. Buyer shall pay all costs of any investigation. Buyer shall also pay all costs of any required Remediation, but shall be entitled to a reduction in the principal amount of the Note in an amount equal to the reasonable costs of such Remediation, as described further herein; provided, however, that Seller's liability for such costs shall not exceed the original principal amount of the Note and any costs exceeding such amount shall be the liability of the Buyer; provided, further, that each party shall bear its own attorneys' fees and costs, if any.

          (a) Phase 2 Investigation. Within fifteen (15) days of the Closing Date, Buyer shall obtain a proposal or work plan for a Phase 2 Environmental Site Assessment ("Phase 2"). The scope of the Phase 2 shall be limited to investigation of the potential impacts from the REC in or on the REC Area ("REC Impacts"). Buyer shall timely provide Seller with copies of any such proposal or work plan for its review. Buyer shall cooperate with Seller and reasonably attempt to address any concerns of Seller; however, Seller's approval of the work plan shall not be required if Seller and Buyer are unable to reasonably resolve Seller's concerns within seven (7) days of Seller's receipt of such work plan. Buyer shall thereafter diligently pursue completion of such Phase 2 investigation, at Buyer's sole cost. Buyer shall deliver to Seller a copy of the report of the Phase 2 results ("Phase 2 Report") immediately upon receipt of same.

          (b) Remediation. If the Phase 2 Report identifies as a REC Impact the presence of Hazardous Substances in the REC Area at levels exceeding the Method A Industrial Cleanup Level or Method C Industrial Cleanup Level (if an Industrial Cleanup Level does not exist under Method A for a particular substance) applicable to such Hazardous Substances ("Cleanup Levels"), as such levels are established under MTCA in Washington Administrative Code ("WAC")
Section 173-340-745 (as amended on February 12, 2001 and effective on August 15,
2001), then Buyer shall obtain proposals for Remediation of such REC Impacts as follows. Within fifteen days of receipt of the Phase 2 Report, Buyer shall seek proposals (on a not-to-exceed basis) for Remediation of such REC Impacts from one consultant selected by Buyer and one consultant selected by Seller. The proposals shall be limited to the most cost-effective Remediation of the REC Impacts detected in the REC Area above the Cleanup Levels and shall contemplate a Remediation pursuant to the Voluntary Cleanup Program with the Washington Department of Ecology; provided that in no event shall the Remediation include remediation of pesticides relating to current or historic pesticide application on the Real Property or its surroundings. Should Buyer elect to remediate any pesticides detected, Buyer shall solely bear all costs related to such remediation. Buyer shall select the consultant proposing the least cost alternative ("Remediation Consultant"). Both parties agree that the selection of a Remediation Consultant shall not waive any attorney-client privilege either party may have with such consultant. Buyer shall promptly and diligently implement the Remediation. In any event, Buyer shall begin such Remediation (by at a minimum engaging the Remediation Consultant) within ninety (90) days of closing. Buyer shall be primarily responsible for preparation, submission, negotiation, amendment and implementation of the Remediation with any applicable Governmental Authority that may have jurisdiction over such Remediation. Buyer shall control such Remediation, including but not limited to the approach to be taken in all communications with Governmental Authorities. Buyer shall provide Seller with copies of any reports, data, plans, submissions, and correspondence to any Governmental Authority sufficiently in advance of such submission to allow Seller to meaningfully comment on same. Seller shall timely provide any such comments to Buyer, in any event within seven (7) days of receipt of submissions from Seller. Buyer shall cooperate with Seller and reasonably attempt to address any concerns of Seller. Buyer may proceed with the Remediation notwithstanding Seller's objections, if Buyer and Seller are unable to resonably agree on a resolution of Seller's objections or concerns within seven (7) days of Buyer's receipt thereof. Buyer shall also timely provide Seller with copies of all such materials received from such Governmental Authorities. Any Remediation conducted pursuant to this Section 12.2.2, must be conducted diligently by Buyer and the Remediation Consultant, and Buyer shall proceed diligently to obtain any required governmental approvals.

          (c) Reduction of Note Principal. To obtain a reduction in the principal amount of the Note, following completion of the remediation or within eighteen (18) months after the Closing Date, Buyer shall provide Seller with (i) verified invoices from the Remediation Consultant, including without limitation any required fees under the Voluntary Cleanup Program, and (ii) evidence of Buyer's payment thereof. Following receipt of same, Seller shall execute such documents as necessary to effect the reduction in Note principal. In no event shall Seller be responsible, nor shall Buyer be entitled to a reduction in principal, for any Remediation conducted more than eighteen (18) months after the Closing Date. Whenever Buyer is entitled to a reduction in Note principal under this Section 12.2.2, such reduction shall be applied first to any accrued interest owing on the Note, then the remainder to a reduction in the Note principal.

     12.3 Indemnification by Buyer, USCRE and Advanced Aluminum. Buyer, USCRE and Advanced Aluminum will jointly and severally indemnify Seller and PA&E and any of their respective affiliates, directors, officers, employees and agents, and hold each of them harmless from and against all losses, costs, expenses, damages or liabilities, including reasonable attorneys' fees (collectively, "Damages"), incurred by any of them as the result of or directly related to any material breach or inaccuracy of: (a) any representation or warranty of Buyer, USCRE or Advanced Aluminum made in this Agreement; (b) any material breach of any covenant or agreement of Buyer or USCRE contained in this Agreement or the other Transaction Documents; and (c) use or the operation of the Assets or the Real Property after the Closing Date.

     12.4 Indemnification Period. Except as otherwise specified in this Agreement, no claim for indemnification under this Section 12 for a breach of the warranties in Section 5 or 6 (other than subsections 5.6, 5.8, and 5.13 which are not subject to this limit, but rather to the applicable statute of limitations) will be effective if not made within 18 months after the Closing Date (the "Indemnification Period").

     12.5 Threshold Amount. No party that is entitled to indemnification under this Agreement shall be indemnified unless and until the aggregate of all claims for indemnification against Buyer, USCRE and Advanced Aluminum, on the one hand (other than claims under Section 12.2.2), or Seller and PA&E on the other hand, exceed $50,000, which shall (a) act as a threshold to discourage the pursuing of insubstantial claims, and not as a deductible, (b) not apply to claims relating to Purchase Price adjustments under this Agreement and (c) not apply to claims under Section 12.2.2. The maximum liability of any party under this Section 12 shall be equal to the amount of cash actually received by Seller in payment of the Purchase Price

(including without limitation from any Note payments and any redemption payments related to Seller's Class A membership interests in Buyer and USCRE).

     12.6 Indemnification Procedures.

          12.6.1  Claim Notice.  Any claim for indemnification must be made in
                  ------------
writing, with notice delivered by the party seeking indemnification to the party from whom indemnification is sought within the Indemnification Period. The claim notice must specify in reasonable detail the nature and estimated amount of the claim.

          12.6.2  Third-Party Claims.  If the claim specified in the claim
                  ------------------
notice relates to a third-party claim, the indemnifying person shall have 15 days after its receipt of the claim notice to notify the indemnified person whether the indemnifying person agrees that the claim is subject to indemnification pursuant to this Section 12 and whether the indemnifying person elects to defend such third-party claim at its own expense. If the claim relates to a third-party claim that the indemnifying person elects to defend, the indemnifying person shall control the defense or settlement of the claim and the indemnified person shall not consent to the entry of any judgment or settle the claim and shall reasonably cooperate with such defense or settlement. The indemnified person shall, however, be entitled to participate in the defense or settlement of such a third-party claim through its own counsel and at its own expense and shall be entitled to approve or disapprove any proposed settlement that would impose a duty or obligation on the indemnified person. If the indemnifying person does not timely elect to defend a third-party claim, does not provide reasonable evidence of its financial capacity to defend the claim diligently, or if the indemnifying person fails to conduct such defense with reasonable diligence, the indemnified party may conduct the defense of, or settle, such claim at the risk and expense of the indemnifying person. If the indemnifying person does not timely elect to defend a third-party claim, it can later assume the defense of such claim. In such event, the indemnifying person will reimburse the indemnified person for all costs and expenses of defense (including attorneys' fees) incurred by the indemnified person to defend the claim through the date the defense is assumed.

          12.6.3  Claims Other Than Third-Party Claims.  If the claim does not
                  ------------------------------------
relate to a third-party claim, the indemnifying person shall have 30 days after receipt of the claim notice to notify the indemnified person in writing whether the indemnifying person accepts liability for all or any part of the claim and the method and timing of any proposed payment. If the indemnifying person does not so notify the indemnified party, the indemnifying persons shall be deemed to have accepted liability for all damages described in the claim notice if: (i) the claim notice contains a statement that failure to respond will constitute acceptance of liability; (ii) the indemnified person sends a second claim notice by certified mail giving the indemnifying persons an additional 10 days in which to respond and the indemnifying persons do not deny liability within the 10-day period; and (iii) the indemnified person sends a copy of the second claim notice to the indemnified person's legal counsel named in this Agreement.

                                  Section 13
                               Other Provisions
                               ----------------

     13.1 Assignment; Benefit. Neither Buyer, USCRE or Advanced Aluminum, on one hand, nor Seller or PA&E on the other hand, may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other party except that Buyer, USCRE and Advanced Aluminum can freely assign to its senior lender. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

     13.2 Amendment; Waiver. The provisions of this Agreement, or of any agreement or document executed in connection with this Agreement, may be amended or waived only in a written agreement signed by the party against which enforcement of such amendment or waiver is sought. Any waiver of any right or breach under this Agreement shall not be construed as a waiver of any other or any subsequent right or breach.

     13.3 Severability. If any portion of this Agreement is held to be invalid by a court of competent jurisdiction, the remaining terms of this Agreement shall remain in full force and effect to the extent possible.

     13.4 Governing Law; Arbitration; Waiver of Jury Trial. The construction and performance of this Agreement will be governed by the laws of the State of New York (except for the choice of law provisions thereof). Each party hereby waives its right to trial by jury in any case arising under this Agreement. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, other than a claim for specific performance or other injunctive relief, shall be settled by arbitration before a single arbitrator in Philadelphia, Pennsylvania if brought by Buyer, or in Seattle, Washington if brought by Seller, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA)(Expedited Procedures), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall submit to the arbitrator such information as the arbitrator deems necessary to reach a conclusion on the dispute. Unless otherwise agreed, the arbitrator shall be directed to conclude the arbitration within sixty (60) days after it commences and to reach a written determination within ten (10) business days after the arbitration is completed and to deliver such determination to Buyer and Seller, whereupon such determination shall be final, binding and conclusive upon the parties. All fees and costs of the arbitrator and the AAA shall be borne equally by the Buyer, USCRE and Advanced Aluminum, on the one hand, and by Seller and PA&E on the other hand. The arbitrator shall be authorized in its discretion to assess the reasonable fees of attorneys and experts equitably among the parties based on the arbitrator's assessment of the relative merits and the outcome of the arbitration.

     13.5 Legal Counsel. Each party acknowledges that it has been represented by legal counsel with regard to this Agreement, and has had an adequate opportunity to consult legal counsel with regard to all documents executed in connection with this Agreement.

     13.6 Notices. The parties shall deliver any notices required under this Agreement in writing by personal or courier delivery, facsimile transmission, or by registered or certified U.S. mail, return receipt requested, postage prepaid, to the addresses or facsimile numbers set forth below, or to such other address
or facsimile number as may be specified by a party in writing.   Notices shall
be deemed effective as of the date of personal or courier delivery, confirmed facsimile transmission, or three days after the date on the U.S. postmark affixed to the notice.

--------------------------------------------------------------------------------------------------
If to Seller or PA&E:                              With a copy to:
--------------------------------------------------------------------------------------------------

Pacific Aerospace & Electronics, Inc.              Pacific Aerospace & Electronics, Inc.
430 Olds Station Rd., 3/rd/ Floor                  110 Main St., Suite 100
Wenatchee, WA  98801                               Edmonds, WA  98020

Facsimile: (509) 667-9696                          Facsimile: (425) 774-0103
---------                                          ---------
Attention:  Donald A. Wright,                      Attention:  Sheryl A. Symonds,
---------                                          ---------
            President and CEO                                  Vice President Administration
                                                               and General Counsel
--------------------------------------------------------------------------------------------------
If to Buyer, USCRE or Advanced
 Aluminum:                                         With a copy to:
--------------------------------------------------------------------------------------------------

c/o Advanced Aluminum LLC                          Blank, Rome, Comisky & McCauley, llp
18 Mystic Lane                                     One Logan Square
Malvern, PA  19355                                 Philadelphia, PA  19103-6998

Facsimile:  (610) 408-8007                         Facsimile: (215) 569-5522
---------                                          ---------
Attention:  Keith L. Sterling, President           Attention:  Lawrence F. Flick II, Esq.
---------                                          ---------

--------------------------------------------------------------------------------------------------

     13.7 Attorneys' Fees. The prevailing party in any arbitration or litigation concerning this Agreement is entitled to reimbursement of its reasonable attorneys' fees, costs and expenses from the non-prevailing party, including fees, costs and expenses incurred on appeal or in bankruptcy proceedings.

     13.8 Entire Agreement. This Agreement, its attached schedules and exhibits, and the documents executed in connection with this Agreement, including without limitation a separate confidentiality agreement between the parties, contain the entire agreement of the parties with respect to the subject matter of this Agreement, and supersede any and all prior agreements, written or oral, relating to their subject matter.

     13.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute the same instrument.

Executed as of the first date written above.


 SELLER:                           AEROMET AMERICA, INC.


                                   By   /s/ Don A. Wright
                                     -----------------------------------------
                                     Its:  Executive V.P.
                                          ------------------------------------


PA&E:                              PACIFIC AEROSPACE & ELECTRONICS, INC.


                                   By   /s/ Don A. Wright
                                     -----------------------------------------

                                     Its:  President/CEO
                                           -----------------------------------


BUYER:                             U. S. CASTINGS, LLC


                                   By   /s/ Keith L. Sterling
                                     -----------------------------------------

                                     Its:  Manager
                                           -----------------------------------


USCRE:                             USCRE PROPERTIES, LLC


                                   By   /s/ Keith L. Sterling
                                     -----------------------------------------

                                     Its:  Manager
                                           -----------------------------------


ADVANCED ALUMINUM:                 ADVANCED ALUMINUM, LLC


                                   By   /s/ Keith L. Sterling
                                     -----------------------------------------

                                     Its:  Manager
                                           -----------------------------------

The following Exhibits and Schedules are omitted from the Asset Purchase Agreement, dated as of June 14, 2001, between U.S. Castings, LLC, USCRE Properties, LLC, Advanced Aluminum, LLC, Aeromet America, Inc., and Pacific Aerospace & Electronics, Inc. filed as Exhibit 2.1 to the foregoing current report on Form 8-K. The Company agrees to furnish supplementally a copy of the omitted Exhibits and Schedules to the Securities and Exchange Commission upon request.


Exhibits
--------

A               Bill of Sale
B               Deed
C               Assumption Agreement
D               Note
E               Buyer's LLC Operating Agreement
F               USCRE's LLC Operating Agreement
G               Escrow Agreement
H               Transition Services Agreement
I               Guarantee

Schedules
---------
1.1.2           Personal Property
1.1.3           Contracts
1.2             Real Property
1.3             Excluded Assets
1.4             Permitted Liens
2.1             Liabilities
3.4             Allocation of Purchase Price
5.3             Consents (Seller)
5.5             Financial Statements
5.6             Taxes
5.7             Indebtedness
5.8.1           Real Property
5.8.2           Personal Property
5.8.3           Inventory
5.8.4           Contracts
5.8.5           Intellectual Property
5.8.6           Accounts Receivable
5.8.7           Customers and Suppliers
5.9             Compliance
5.10            Certain Interests
5.11            Employment Matters
5.12            Labor Matters
5.13            Environmental Matters
5.15            Litigation
5.16            Powers of Attorney
5.17            Bank Accounts
5.20            Absence of Changes
6.3             Consents (Buyer)
7.3.3           Material Contracts